Exhibit 99.1

PRESS RELEASE - FOR IMMEDIATE DISTRIBUTION

Dated: September 28, 2009

Citizens Bancorp of Virginia Reports Third Quarter 2009 Dividend

[Blackstone, Virginia] Citizens Bancorp of Virginia, Inc. (CZBT.OB), parent company for Citizens Bank and Trust Company, announces that the Board of Directors approved a $0.17 per share dividend for the third quarter of 2009 at its regularly scheduled meeting on September 24, 2009. The current dividend represents an annualized dividend yield of 5.15% based upon the highest closing stock price in the third quarter (through September 17, 2009) of $13.20 per share. The average dividend yield of selected Virginia-based banks with assets less than $1 billion as of the most recently completed quarter was 2.40%. Citizens Bank & Trust Company continues to maintain significantly higher capital ratios and a return on average asset ratio when compared to similar asset-size banks in the Commonwealth of Virginia and nationally. The Bank, established in 1873, stands as ready as ever to serve the financial needs of its customers. Whether it is for home mortgages, auto or personal loans, loans for small to medium size businesses and wealth management services, Citizens Bank & Trust Company can help you achieve your goals.

The quarterly cash dividend is payable on October 14, 2009, to shareholders of record as of the close of business on October 5, 2009.

Citizens Bancorp of Virginia, Inc. is a single bank holding company headquartered in Blackstone, Virginia with $313.3 million in assets as of June 30, 2009. Its subsidiary, Citizens Bank and Trust Company, was founded in 1873 and is the second oldest community bank in Virginia. The Bank has eleven banking offices in Amelia, Nottoway, Prince Edward, Chesterfield counties, the City of Colonial Heights, and South Hill which provide financial services to individuals and small to medium size businesses.

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This press release may contain forward-looking statements as defined by federal securities laws. These statements may address issues that involve significant risks, uncertainties, estimates and assumptions made by management. Actual results could differ materially from these statements. Please refer to Citizens Bancorp’s filings with the Securities and Exchange Commission for a summary of important factors that could affect Citizens’ forward-looking statements. Citizens Bancorp undertakes no obligation to revise these statements following the date of this press release.

CONTACT:	Ronald E. Baron
SVP and Chief Financial Officer
Voice: 434-292-8100 or E-mail: Ron.Baron@cbtva.com

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